2(g)

                               ADVISORY AGREEMENT

                                     Between
                                  TRIDAN CORP.

                                       and
                    MORGAN GUARANTY TRUST COMPANY OF NEW YORK

                              Dated: April 28, 1980

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                               ADVISORY AGREEMENT

     Agreement, made this 28 day of April, 1980 between TRIDAN CORP., INC. a New York corporation (the "Company"), and MORGAN GUARANTY TRUST COMPANY OF NEW YORK, a New York trust company authorized to conduct a general banking business, acting through its Trust and Investment Division (the "Advisor"),

     WHEREAS, the Company is a closed-end non-diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Company desires to retain the Advisor to render Custody and Investment Advisory services to the Company and the Advisor is willing to render such services;

     NOW, THEREFORE, the Agreement

                                   WITNESSETH:

that in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

     1. The Company hereby appoints the Advisor to act as investment advisor to the Company for the period and on the terms set forth in this Agreement. The Advisor accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

     2. Subject to the general supervision of the Board of Directors of the Company (the "Board"), the Advisor shall manage and have custody of, through its Trust and Investment Division, the investment operations of the Company and the composition of the Company's portfolio of securities and investments, including cash, the purchase, retention and disposition thereof and agreements relating thereto, in accordance with the Company's investment objectives and policies as stated in Exhibit

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A, annexed hereto and the Registration  Statement to be filed and subject to the following understandings:

          (a) The Advisor shall furnish a continuous investment program for the Company's portfolio and determine, from time to time, what investments or securities will be purchased, retained, sold or lent by the Company and what portion of the assets will be invested or held uninvested as cash;

          (b) The Advisor shall use the same skill and care in the management of the Company's portfolio as it uses in the administration of other accounts for which it has investment responsibility as agent;

          (c) The Advisor, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Articles of Incorporation, ByLaws and Registration Statement of the Company and with the instructions and directions of the Board to the extent not inconsistent with the foregoing documents and will conform to and comply with the requirements of (i) the 1940 Act and all of the applicable Federal and New York State laws and regulations including, without limitation, the regulations and rulings of the Federal Reserve Board and the New York State Banking Department and (ii) such applicable State laws and regulations of other states to the extent that the Advisor is informed thereof in writing by the Company or its counsel;

          (d) The Advisor shall determined the securities to be purchased, sold or lent by the Company and, as agent for the Company, will effect portfolio transactions pursuant to its determinations either directly with the issuer or with a broker and/or dealer in such securities; in placing order with brokers and/or dealers, the Advisor intends to seek best price and execution for purchases and sales; the foregoing understanding, however, being subject in all respects to the following matters:

               (i) On occasions when the Advisor deems the purchase or sale of a security to be in the best interest of the Company as well as other customers, the Advisor, may, to the extent permitted by applicable laws and regulations, but shall not be obliged to, aggregate the securities to be sold or purchased in order

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                    to  obtain   the  best   execution   and   lower   brokerage
                    commissions, if any. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Advisor in the manner it reasonably considers to be the most equitable and consistent with its fiduciary obligations to the Company and to such other customers. It is understood that, in some instances, this procedure may adversely affect the size of the position or yield obtainable for the Company;

          (e) The Officers of the Company shall review the transactions in the Company's portfolio of securities periodically in order to determine the conformity of such transactions with the Company's investment objectives, policies and restrictions as stated in Exhibit "A" and the Registration Statement to be filed and, if said Officers or the Board determine that any such transactions are not in conformity with said investment objective, policies and restrictions, they shall promptly issue appropriate instructions or directions to the Advisor;

          (f) The Advisor shall maintain books and records with respect to the Company's securities transactions including but not limited to a continuous record of all investments and assets which shall comprise the Company's portfolio and shall also render to the Board at its regularly scheduled meetings and at such other times as the Board may reasonably request a resume of the portfolio and report on all matters pertaining to the advisor's services hereunder together with such periodic and special reports as the Board may reasonably request including but not limited to statistical data, analyses of individual investments and proposed investments and such other information as may keep the Board properly informed on developments relating to the Company's portfolio and

          (g) The investment management services of the Advisor to the Company under this Agreement are not to be deemed exclusive, and the Advisor shall be free to render similar services to others.

     3. The Company has delivered copies of each of the following documents

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to the Advisor and will promptly notify and deliver to it all future  amendments and supplements thereto, if any:

          (a) Restated Certificate of Incorporation of the Company, about to be filed with the Secretary of State of New York, (such Certificate of Incorporation, as presently in effect and as amended from time to time, are herein called the "Articles of Incorporation");

          (b) By-Laws of the Company (such By-Laws, as presently in effect and as amended from time to time, are herein called the "By-Laws");

          (c) Certified resolutions of the Board of Directors of the Company authorizing the appointment of the Advisor and approving the form of this Agreement;

     4. The Advisor shall keep the Company's books and records required to be maintained by it pursuant to paragraph 2(f). The Advisor agrees that all records which it maintains for the Company are the property of the Company and it will promptly surrender any of such records to the Company upon the Company's request. The Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act any such records as are required to be maintained by the Advisor with respect to the Company by Rule 31a-1 of the Commission under the 1940 Act. The Advisor shall furnish to the Company any and all information in the Advisor's records which may be necessary to enable the Company to complete and file any reports required by the Commission.

     5. During the term of this Agreement, the Advisor will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities and investments purchased for the Company (including taxes and brokerage commissions, if any).

     6. For the services provided and the expenses borne pursuant to this Agreement, the Company will pay to the Advisor as full compensation therefor a fee at an annual rate equal to .25 of 1% on the first $20,000,000 and .20 of 1% on the balance of the Company's net assets. This fee will be computed based on net assets on the last business day of each calendar quarter and will be paid to the Advisor quarterly during the succeeding calendar month.

     7. The Advisor shall not be liable to the Company or any shareholders thereof, for any error of judgment or for any loss suffered by the Company in connection

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with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case, any award of damages shall be limited to the period and the amount set forth in Section 36(b)3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

     8. This Agreement, unless sooner terminated as provided herein, shall continue until the earlier of one year from date hereof or the date of the next annual or special meeting of the shareholders of the Company, and, if approved by a majority of the outstanding voting securities of the Company (as defined in the 1940 Act), thereafter shall continue automatically for periods of one calendar year so long as such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board or by vote of a majority of the outstanding voting securities of the Company; provided, however, that this Agreement may be terminated by the Company at any time, without the payment of any penalty, by vote of a majority of the entire Board or by vote of the holders of the lesser of (i) 67% of the Company's voting shares present at a meeting if the holders of more than 50% of the Company's outstanding voting shares are present in person or by proxy or, (ii) a majority of the outstanding voting securities of the Company on 60 days written notice to the Advisor, or by the Advisor at any time, without the payment of any penalty, on 90 days written notice to the Company. This Agreement will automatically and immediately terminate in the event of its assignment (as defined in the 1940 Act).

     9. The Advisor shall, for all purposes herein, be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Board from time to time, have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

     10. This Agreement may be amended by mutual consent, but the consent of the Company must be approved (a) by vote of a majority of those members of the Board who are not parties to this Agreement or interested persons (as defined under the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting

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on such  amendments  and (b) by vote of a  majority  of the  outstanding  voting securities of the Company.

     11. Notices of any kind to be given to the Advisor by the Company shall be in writing and shall be duly given if mailed or delivered to the Advisor at 9 West 57th Street, New York, New York 10019, Attention: Executive Vice President, Trust and Investment Division, or at such other address or to such other individual as shall be specified by the Advisor to the Company. Notices of any kind to be given to the Company by the Advisor shall be in writing and shall be duly given if mailed or delivered to the Company at 136 East 57th Street - Suite 1500, New York, New York 10022, or at such other address or to such other individual as shall be specified by the Company to the Advisor.

     12. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below on the day and year first above written.

                                        Tridan Corp.

ATTEST:                                 BY:
----------------------------------      -----------------------------------
                                        Morgan Guaranty Trust Co.
                                        of New York

ATTEST: /s/ Edward D. Higgins           By:  /s/ Hiram I. Moody, Jr.
----------------------------------      -----------------------------------
Edward D. Higgins                       Hiram I. Moody, Jr.
Assistant Vice President                Senior Vice President

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                                     EXHIBIT

                              INVESTMENT GUIDELINES

1. The portfolio should be invested only in securities which are exempt from Federal Income Taxes. Moreover, there should be an emphasis on securities which are also exempt from New York State Income Taxes to the extent that credit considerations make this feasible.

2. There are no constraints with respect to maturity structure in order to allow for maximum flexibility to take advantage of changes in the environment for interest rates. However, it is understood that the portfolio will always maintain some maturity balance.

3. A significant portion of the portfolio may be invested in tax exempt private placements.

4. Only securities which are considered to be of "investment grade" by Morgan Guaranty Trust Company should be purchased or held for this account.

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